Exhibit 16

Cordovano and Honeck LLP	Certified Public Accountants

88 Inverness Circle East
Building M
Englewood, Colorado 80112
(303) 329-0220 Phone
(303) 316-7493 Fax

January 9, 2006
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC
USA 20549
Dear Sir and/or Madam:
Re: Vitro Diagnostics, Inc.
We have read the statements made by Vitro Diagnostics, Inc. (the “Registrant”), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Registrant’s Form 8-K report dated January 9, 2006 and are in agreement with the statements concerning our Firm in such Form 8-K.
We also have no basis to agree or disagree with the Company’s statements regarding Miller and McCollom, CPAs.

Sincerely,
/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP